Exhibit 99.1

COMPUTER ASSOCIATES

INVESTOR RELATIONS

NEWS RELEASE

CA Names Michael J. Christenson Executive Vice President, Strategy and Business Development

ISLANDIA, N.Y., Feb 16, 2005 /PRNewswire-FirstCall via COMTEX/ — Computer Associates International, Inc. (NYSE: CA) today announced that Michael J. Christenson is joining the company as executive vice president, strategy and business development. Christenson will report to Jeff Clarke, chief operating officer.

In his new role, Christenson will lead corporate planning and strategy, as well as business development activities that will drive the next generation of growth for CA. He will direct strategic alliances, and merger and acquisition activities.

“I am very pleased to have Michael at the helm of CA’s strategy and business development initiatives,” said Clarke. “He is a world-class executive with the proven experience to further strengthen our leadership position in the management software industry and take CA to the next level.”

Christenson retired last year from Citigroup Global Markets, Inc. after a 23-year career as an investment banker. At Citigroup, he was responsible for the company’s Global Private Equity Investment Banking, North American Regional Investment Banking and Latin American Investment Banking. In addition, he was a member of the Operating Committee of the Global Investment Banking Division and the Investment Committee of SSB Capital Partners. Prior to these roles, he served as Citigroup’s Head of Global Technology Investment Banking and Global Media Investment Banking.

Previously, Christenson was with The Chase Manhattan Bank, NA where he held several corporate banking positions.

Christenson earned a bachelor of arts in chemistry from Rutgers University and an MBA in finance from The New York University Graduate School of Business.

About CA

Computer Associates International, Inc. (NYSE: CA), the world’s largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.

All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

SOURCE Computer Associates International, Inc.

Anne Marie Agnelli, Computer Associates International, Inc., +1-631-342-6292, annemarie.agnelli@ca.com